EXHIBIT 16.1

                       [Letterhead of Ernst & Young LLP]

March 12, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 11, 1998, of Allstar Inns, Inc. and are in agreement with the statements contained in the first and third sentences in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                Ernst & Young LLP